Exhibit 10.13

EnerNOC, Inc.

Summary of 2012 and 2013 Executive Officer Bonus Plan

The Company’s executive officers have the following bonus targets (expressed as a percentage of salary unless otherwise stated):

Name and Position	Target Bonus (%)
Timothy G. Healy Chief Executive Officer and Chairman	100%

David B. Brewster President	75%

David M. Samuels Executive Vice President	75%

Gregg M. Dixon Senior Vice President of Marketing	115%

Kevin Bligh Chief Accounting Officer	40%

Each executive officer’s 2012 and 2013 bonus amount will be determined based upon the Company’s achievement of certain pre-determined revenue, adjusted EBITDA and earnings per share targets applicable to 2012 and 2013, respectively (collectively, the “Targets”), which Targets have been set by the Board. Twenty-five percent of each of the 2012 and 2013 bonus amount payable to each executive officer for performance in 2012 and 2013, respectively, shall be paid in shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), such percentage subject to increase to 100% at the election of the executive officer, provided that such election was submitted to the Company’s executive vice president prior to the close of the NASDAQ Global Market on February 27, 2012 for the 2012 bonus amount and February 29, 2012 for the 2013 bonus amount. The Common Stock portions of each of the 2012 and 2013 bonus amount will be granted on the third business day following the Company’s earnings release for the quarter and fiscal year ended December 31, 2011, or March 1, 2012 (the “Grant Date”), and the number of shares of Common Stock awarded will be based on the closing price of the Common Stock on the Grant Date as reported on NASDAQ. Should the executive officer remain employed by the Company, the Common Stock portions of each of the 2012 and 2013 bonus amount will vest in full upon certification of the achievement of the Targets by the Compensation Committee of the Board of Directors of the Company, such certification to be finalized between February 1st and March 15th of each year.

The remainder of the 2012 and 2013 bonus amount for the executive officers who elect not to receive their entire 2012 and 2013 bonus amount in shares of Common Stock will be payable in cash subsequent to the certification described above, except for the Company’s chief executive officer and chairman, who will receive the remainder of his 2012 and 2013 bonus amount in shares of Common Stock in early 2013 and 2014, respectively, pursuant to the terms of his employment agreement.